UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

EMC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following FAQ was provided to certain employees of EMC Corporation.

CONFIDENTIAL — FOR INTERNAL USE ONLY

COMMUNICATIONS GUIDANCE FOR VPs

Regarding Preliminary Proxy Filing

December 14, 2015

These FAQs are for your use in internal conversations only; do not forward the FAQs to your employees or outside of EMC; refer press inquiries to EMC Public Relations.

Background

•	Denali S-4 (including Proxy Statement): Preliminary proxy statement – Filed Dec. 14; information will be updated in the definitive proxy statement/prospectus that will be mailed to EMC shareholders.

•	Definitive Proxy Statement – Following the SEC comment process, the definitive proxy statement/prospectus will include date of the EMC shareholder meeting/vote in Hopkinton, MA and other updated information.

Questions & Answers

What happened during the go-shop process and what was the outcome?

EMC and its representatives solicited alternative acquisition proposals during the go shop period. No acquisition proposals were received or deemed to constitute a superior proposal to the existing merger agreement.

Now that the S-4 (including the preliminary proxy statement) has been filed, what is the timeframe for closing the deal?

The parties are working to fulfill customary conditions, including required regulatory and EMC shareholder approval. We expect the transaction to close in the second or third quarter of Dell’s FY2017 (mid- 2016).

How many drafts/amendments of the proxy statement do you anticipate, and when will the definitive proxy statement be filed?

We won’t speculate on the number of amendments that will be filed. The definitive proxy statement will be filed following the SEC comment process.

CONFIDENTIAL — FOR INTERNAL USE ONLY

EMC shareholder vote: When will a shareholder meeting/vote take place?

The special meeting of EMC shareholders will take place after the definitive proxy statement is filed and mailed to EMC shareholders. We estimate the spring of 2016.

If an EMC shareholder abstains, how is that non-vote counted? Does approval for the deal simply require a majority of voting shares?

An abstention or failure to vote or a broker non-vote will have the same effect as a “no” vote. Approval of the merger agreement requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date for the special meeting.

What happens if EMC shareholders don’t vote to approve the merger agreement?

If the merger is not completed for any reason, EMC shareholders will not receive any consideration for their shares of EMC common stock, and EMC will remain an independent public company with EMC common stock being traded on the NYSE. In addition, in certain circumstances where EMC shareholders do not vote to approve the merger agreement, EMC may be required to pay a termination fee or expense reimbursement to Denali following the termination of the merger agreement. See “The Merger Agreement—Termination Fees.”

How are EMC executive compensation and severance payments determined?

The EMC board of directors and its compensation committee have designed the director and executive compensation programs of EMC, in consultation with independent outside compensation experts, with a view towards attracting and retaining qualified candidates and taking into account, among other things, the compensation practices of EMC’s peers and competitors for such qualified candidates and market compensation practices generally.

Compensation matters relating to EMC named executive officers and other executives in connection with the merger are disclosed within the preliminary proxy statement under “Interests of Certain EMC Directors and Officers.”

Who will be the board members for the capital stock committee (CSC)? Will they also be members of the Denali board?

The Capital Stock Committee will consist of at least three members of Denali’s board of directors, and shall at all times be composed of a majority of directors who satisfy the independence requirements required to serve on the audit committee of a company listed on the New York Stock Exchange.

CONFIDENTIAL — FOR INTERNAL USE ONLY

What does it mean that I could get converted to Class C stock of Denali?

In general, the Denali board of directors may convert all outstanding shares of Denali’s Class V Common Stock into shares of Denali’s Class C Common Stock if the Class C Common Stock is a publicly traded stock. Such conversion would be based on the market prices of the two securities prior to conversion and would generally be at an exchange ratio that includes a premium for the holders of Class V Common Stock. A complete description of the circumstances in which conversion may be authorized may be found in the preliminary proxy statement under “Description of Denali Capital Stock Following the Merger—Denali Common Stock.”

Did EMC director David Strohm resign from the EMC Board due to a dissenting vote regarding the Dell deal?

Mr. Strohm resigned prior to the vote due to increasing non-EMC business commitments and personal obligations.

Who was Company X and who was Company Y?

Company X is a leading global provider of enterprise information technology products and services. Company Y is a global provider of servers, storage and networking solutions. No additional details are being disclosed.

Was Denali interested in a meaningful portion of EMC’s economic interest in VMW at the time of its April 9 letter?

Dell believes that a strategically-aligned family of businesses provides the best structure to be nimble, innovative and maintain the independent partner ecosystems of Dell, EMC, VMware, VCE, Virtustream, RSA, Pivotal and the balance of the Dell and EMC companies. The combined company will accelerate the development of groundbreaking new technologies that will support customers in a connected world ripe with opportunity and disruption.

CONFIDENTIAL — FOR INTERNAL USE ONLY

EMC Corporation Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xviii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. has filed with the SEC a Registration Statement on Form S-4 (File No. 333-208524) that includes a preliminary proxy statement/prospectus regarding the proposed transaction, and each of Denali Holding Inc. and EMC plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the preliminary proxy statement/prospectus and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings”, or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, 01748, Attn: Investor Relations, 866-362-6973.

CONFIDENTIAL — FOR INTERNAL USE ONLY

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, is set forth in the preliminary proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can obtain free copies of these documents at the SEC’s website (http://www.sec.gov). You can also obtain free copies of these documents from EMC using the contact information above.